Exhibit 10.126
Agreement dated January 13, 2010, by and between Erie Indemnity Company and George R. Lucore.

AGREEMENT
     This AGREEMENT (the “Agreement”), dated as of the 13th day of January 2010, is by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation with its principal place of business at 100 Erie Insurance Place, Erie, Pennsylvania 16530 (together with its subsidiaries and affiliated companies, referred to hereinafter as the “Company”), and GEORGE R. LUCORE of 928 Lord Road, Fairview, PA 16415 (the “Employee”).
RECITALS:
     WHEREAS, the Employee is employed as Executive Vice President — Field Operations of the Company; and
     WHEREAS, the Company and the Employee desire to memorialize in this Agreement the Employee’s retirement and related termination of his employment with the Company, and to completely resolve all matters arising out of his employment and termination of that employment.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Employee and the Company agree as follows:
     1.  Effective Date; Payments Conditioned on General Releases.
          (a) Except for Section 2 below, which shall be effective upon signing of this Agreement by the Employee, all of the other terms of this Agreement shall not become effective or enforceable until the seven (7) calendar day revocation period referred to in Section 6(d) below has expired without the Employee revoking this Agreement as set forth in Section 6(d).
          (b) Furthermore, the consideration described in Sections 4(b), (c) and (d) below shall not be owing and payable to the Employee unless and until: (i) this Agreement has become effective as provided in Section 1(a) above, and (ii) the Employee’s employment is not terminated before the end of the Transition Period (as defined in Section 2(c) below), and (iii) within twenty-one (21) calendar days after the termination of the Employee’s employment including termination by resignation or retirement, the Employee: (A) executes a second waiver and release in the form attached to this Agreement as Exhibit A, except that the second waiver and release shall be effective as of the date of termination of the Employee’s employment including termination by resignation or retirement, and (B) the second seven (7) calendar day revocation period for the second waiver and release expires without the Employee revoking the second waiver and release as set forth in Section 6(e) below.

     2. Resignation as Officer; Retirement; and Termination of Employment.
          (a) The Employee hereby resigns from his position as Executive Vice President — Field Operations of Erie Indemnity Company and each of its subsidiaries and affiliated companies, effective as of 11:59 p.m. Erie time on March 31, 2010, and the Company hereby accepts that resignation.
          (b)The Employee hereby resigns as an employee of the Company, effective as of 11:59 p.m. Erie time on March 31, 2010, and the Company hereby accepts that resignation. Following his resignation, the Employee, for all purposes, shall be deemed a retired employee. Upon his retirement, the Employee hereby also resigns as a member of all Boards of Directors of any of the Company’s subsidiaries and affiliated companies and from any and all positions he currently holds with any third parties as the Company’s representative or at the Company’s request.
          (c) During the period from the date of this Agreement, through March 31, 2010 (the “Transition Period”), the Employee will remain an employee of the Company with the same officer title, job description and responsibilities, and compensation and benefits which he currently has. The Company shall terminate the Employee’s employment during this Transition Period only for “good cause”, with or without notice.
          (d) For purposes of Section 2(c) above, the term “good cause” shall have the following meaning: (i) the Employee’s deliberate and intentional breach of any material provision of this Agreement, which breach the Employee shall have failed to cure within fifteen (15) calendar days after the Employee’s receipt of written notice from the Company specifying the nature of the Employee’s breach, (ii) the Employee’s deliberate and intentional engagement in gross misconduct that is materially and demonstrably inimical to the best interests of the Company, or (iii) the Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud, deceit, or financial impropriety.
     3. Ongoing Cooperation.
          (a) During the period from April 1, 2010 through December 31, 2010, the Employee agrees to use his best efforts to assist, advise and cooperate with the Company, if the Company so requests, with respect to the transition of Employee’s duties and responsibilities to others within the Company, and on issues that arose or were in any way developing during his employment with the Company, subject to Employee’s availability given his employment, if any, and personal obligations at that time. The level of services the Employee will perform under this Section 3 shall be no more than 20 percent of the average level of services he performed before his retirement, and the Company anticipates a level of services significantly below that 20 percent limit.

          (b) During the period referred to in Section 3(a) above, the Employee shall furnish such assistance, advice or cooperation to the Company as the Company shall reasonably request and as is within the Employee’s reasonable capability. Such assistance, advice and cooperation may include, but shall not be limited to, (i) consulting with the Company regarding its relations with its independent insurance agents, (ii) attending meetings with such agents, and (iii) preparing for, or the conduct of, any litigation, investigation or proceeding involving matters or events which occurred during the Employee’s employment by the Company as to which the Employee’s knowledge or testimony may be important to the Company. In connection with the preparation for, or the conduct of, such litigation, investigation or proceeding as described in the preceding sentence, the Employee shall promptly provide the Company with any records or other materials in his possession that the Company shall request in connection with the defense or prosecution of such litigation, investigation or proceeding.
          (c) The Employee shall not receive any compensation for any assistance, advice or cooperation requested by the Company under this Section 3; however, the Company shall pay or reimburse the Employee for his travel expenses reasonably incurred in the course of providing such assistance, advice or cooperation. The Company shall make such payment or reimbursement within thirty (30) days of receipt of reasonable substantiating documentation from the Employee.
     4. Consideration.
          (a) In consideration of the execution and performance of this Agreement by the Employee, and subject to the remaining provisions of this Section 4, the Company shall continue to pay the Employee his current bi-weekly salary and continue to provide existing health and related benefits from the date of this Agreement through the date of his retirement.
          (b) Assuming Employee is in compliance with the terms of this Agreement up through October 31, 2010, he will be entitled to a special retirement payment of $400,000 from the Company, which is an amount to which Employee is not entitled as an employee of the Company or otherwise. Such payment will be paid on November 12, 2010.
          (c) In the event of the Employee’s death before payment of the special retirement payment described in Section 4(b) above, the Company shall pay that amount to the beneficiary or beneficiaries of the Employee as designated by the Employee, and the Company’s obligations under Section 4(b) shall cease; provided, however, that if the Employee has not designated a beneficiary, or if no such designated beneficiary survives the Employee, the Company shall pay that amount to the executor or administrator of the Employee’s estate. Such payment shall be made within ninety (90) calendar days after the Employee’s death upon a date determined by the Company.
          (d) Assuming Employee is and remains in compliance with the terms of this Agreement, the Company shall continue or cause to be continued the coverage of the Employee (and the Employee’s previously covered dependents, if any) under the Company’s Health Protection and Prescription Plan (“Health Plan”), upon substantially the same terms and conditions (including the required employee contribution, if any) as apply to comparably situated active employees, for the period from the effective date of his retirement through his 65th birthday (the “Covered Period”). If the Employee and his previously covered dependents, if any, are not eligible for continued coverage under the Health Plan, they shall be covered during the Covered Period under an individual health insurance policy, or, if applicable, to reimbursement by the Company for their medical and prescription drug expenses, as more fully described below.
     The Company’s obligation with respect to all such coverages, including any coverages that are not provided under an insured plan, is conditioned on the Employee’s duly electing, and then paying the cost of, COBRA coverage throughout the available COBRA continuation coverage period. The Company shall reimburse the Employee for the cost of COBRA coverage, to the extent it exceeds the required contribution at that time of a comparably situated active employee. The Company shall pay such reimbursement within ninety (90) days after its receipt of documentation of payment by the Employee, but in no event later than the end of the calendar year following the year in which the expense was incurred.
     If, after the end of the available COBRA continuation period, the continuation of any coverage identified above is not reasonably available pursuant to the applicable insurance policy or plan:

(A)	The parties will cooperate and use their best efforts to obtain an individual policy that provides the Employee (and his previously covered dependents, if any) substantially equivalent coverage, and the Company will pay the premiums on any such individual policy for the Covered Period, to the extent in excess of the required employee contribution paid at that time by comparably situated active employees.

(B)	If an individual policy cannot be obtained despite the parties’ cooperative best efforts, the Company shall reimburse the Employee for any medical expense he and his previously covered dependents, if any, incur during the remainder of the Covered Period, provided that such expense would have been reimbursed by the Health Plan, and provided the Employee has paid to the Company an amount equal to the required employee contribution paid at that time by comparably situated active employees for such period. The Company shall pay such reimbursement within ninety (90) days after its receipt of reasonable documentation of the expense, but in no event later than the end of the calendar year following the year in which the expense was incurred.
          (e) All payments under this Section 4 shall be subject to applicable deductions. For the purposes of this Agreement, “applicable deductions” shall include, but shall not be limited to, any federal, state, or local taxes determined by the Company to be required to be withheld from amounts paid to the Employee pursuant to this Agreement or otherwise due from the Company and any other amounts that the Company may be legally required to deduct from his earnings or that Employee authorizes to be deducted.

          (f) Except as provided in this Agreement, the Employee agrees that he is not entitled to any other compensation including, but not limited to, salary or bonuses, perquisites, or benefits of any kind or description from the Company, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, other than as described in this Section 4 and other than payment of his:
          (i) vested accrued unpaid vacation time as of the date of his retirement;
          (ii) unused sick time as of the date of his retirement for which he will be paid 20% of his daily salary rate for each full unused sick day, up to a maximum payment of $20,000;
          (iii) vested accrued benefits, if any, under the Erie Insurance Group Retirement Plan for Employees;
          (iv) vested accrued benefits, if any, under the Erie Insurance Group Employee Savings Plan;
          (v) vested accrued benefits, if any, under the Erie Insurance Group Deferred Compensation Plan;
          (vi) vested accrued benefits, if any, under the 2009 Annual Incentive Plan (“AIP”);
          (vii) vested accrued benefits, if any, under the 2010 AIP;
          (viii) vested accrued benefits, if any, under the Long-Term Incentive Plan (“LTIP”) for each of the three-year performance periods 2007-2009, 2008-2010, 2009-2011 and 2010-2012; and
          (ix) vested accrued benefits, if any, under the Supplemental Employee Retirement Plan (“SERP”).
          Any payments under any of the plans or practices listed in clauses (i) through (ix) above, including but not limited to the AIP, the LTIP and the SERP, shall be in accordance with the terms of such plan or practice, including the payment of any benefits on a pro rata basis, and the Company’s decisions with respect thereto shall be final and binding on Employee.
          (g) The consideration paid by the Company to the Employee pursuant to this Agreement shall be in compromise, settlement and full satisfaction of any and all Claims, as defined in Section 5 below, that the Employee has, or may have, against the Company or other Releasees, as defined in Section 5 of this Agreement, arising out of the Employee’s employment with the Company or its affiliates, the termination of such employment, and any and all matters of any nature related to the Employee’s employment with the Company and the termination of that employment.

     5. Waiver and General Release.
          (a) The Employee, for himself, his heirs, successors and assigns, and in consideration of the payments to be made by the Company pursuant to Section 4 (b) and (d) above, does hereby forever discharge and release the Company, and its corporate parents, subsidiaries, affiliated companies, companies with common management, ownership or control, successors, assigns, insurers and reinsurers, attorneys, and insurance agents, and all of their officers, directors, shareholders, employees, agents and representatives, in their official and individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, damages, charges, complaints, grievances, expenses, compensation and remedies which the Employee now has or may in the future have on account of, or arising out of, any matter or thing which has happened, developed or occurred before the date of this Agreement (collectively “Claims”) including, but not limited to, all Claims arising from the Employee’s employment with the Company or any of its affiliated companies, the termination of such employment, any and all relationships or dealings between the Employee and the Company or any of the other Releasees, the termination of any such relationships and dealings, and any and all other Claims the Employee may have against the Company or any of the other Releasees. The Employee hereby waives any and all such Claims including, but not limited to, all charges or complaints that were or could have been filed with any court, tribunal or governmental agency, and any and all Claims not previously alleged including, but not limited to, any Claims under the following: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Equal Pay Act of 1963; (iii) the Age Discrimination in Employment Act (ADEA), as amended; (iv) except as otherwise provided in Section 4(f) above, the Federal Employee Retirement Income Security Act of 1974 (ERISA), as amended; (v) the Americans With Disabilities Act (ADA), as amended; (vi) Section 806 of the Sarbanes-Oxley Act of 2002, as amended; (vii) any other federal statutes, rules, regulations, executive orders or guidelines of any description; (viii) any and all state statutes, rules, regulations, executive orders or guidelines of any description under Pennsylvania law, or the law of any other state, including, but not limited to, the Pennsylvania Human Relations Act, as amended; the Pennsylvania Equal Pay Law; the Pennsylvania Wage Payment and Collection Law; (ix) any and all local laws, rules, regulations, executive orders or guidelines of any description including, but not limited to, the Erie County Human Relations Ordinance; and (x) any rule or principle of equity or common law including, but not limited to, any Claim of defamation, conversion, interference with a contract or business relationship, any other intentional or unintentional tort, any Claim of loss of consortium, any Claim of harassment or retaliation, any claim for breach of contract or implied contract, any claim for breach of covenant of good faith and fair dealing, and any whistle-blower Claim. This release, discharge and waiver shall be hereinafter referred to as the “Release.”
          (b) The Employee specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement of any nature whatsoever, express or implied. If any contract or agreement exists concerning the employment of the Employee by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement is hereby terminated and is null and void.

          (c) The Employee agrees that this Release may be enforced in federal, state or local court and before any federal, state or local administrative agency or body.
          (d) Nothing in the Release is intended to release any of the Employee’s vested retirement benefits.
     6. Additional Terms.
          (a) The Employee represents that he has not filed or caused to be filed, and agrees that he will not file or cause to be filed, any lawsuit of any kind in any federal, state or local court arising out of, or relating to, his employment with the Company, the terms and conditions of that employment, or the termination of his employment.
          (b) The Employee agrees that he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage earning capacity during his employment with the Company and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company.
          (c) The Employee represents and warrants that the Company has encouraged and advised the Employee in writing, prior to signing this Agreement, to consult with an attorney of his choosing concerning all of the terms of this Agreement.
          (d) This Agreement may be revoked by the Employee within seven (7) calendar days after the date this Agreement is signed by the Employee, by giving written notice of revocation to James J. Tanous, Executive Vice President, Secretary and General Counsel of the Company at 100 Erie Insurance Place, Erie, Pennsylvania 16530, through either hand-delivery or via Certified or Registered U.S. Mail, postage prepaid, return receipt requested.
          (e) The second waiver and release referenced in Section 1(b)(iii) above may be revoked by the Employee within seven (7) calendar days after that second waiver and release is signed by the Employee giving written notice of revocation to James J. Tanous, Executive Vice President, Secretary and General Counsel of the Company at 100 Erie Insurance Place, Erie, Pennsylvania 16530, through either hand-delivery or via Certified or Registered U.S. Mail, postage prepaid, return receipt requested.
          (f) The Employee represents and warrants that the Company has given him a reasonable period of time of at least twenty-one (21) calendar days to consider all the terms of this Agreement and for the purpose of consulting with an attorney, if the Employee so chooses. A copy of this Agreement was first given to the Employee on December 22, 2009. If this Agreement has been executed by the Employee prior to the end of the twenty-one (21) calendar day period, the Employee represents that he has freely and willingly elected to do so.
          (g) This Agreement provides the Employee sums and benefits to which he is not entitled as an employee of the Company or otherwise.

          (h) Nothing contained in this Agreement is intended to be an admission of any fault, wrongdoing, or liability on the part of the Company, and nothing contained in this Agreement may be deemed, construed, or treated in any respect as such an admission. The Company specifically denies any fault, wrongdoing or liability toward the Employee. This Agreement was reached by the parties for reasons deemed good and sufficient by the Company and the Employee.
     7. Non-Disparagement.
          (a) The Employee agrees that he shall refrain from demeaning, criticizing or deriding the Company, his employment experience with the Company, the products and services of the Company and/or the Company’s shareholders, directors, officers, managers, insurance agents and employees.
          (b) The Company agrees that its officers shall refrain from demeaning, criticizing or deriding the Employee in any way related to his employment with the Company; provided, however, that the provisions of this Section 7(b) shall not in any way prohibit the officers of the Company from internally discussing work-related performance issues related to the Employee that have been, or may be, discovered during the normal business operations of the Company.
     8. Confidentiality of Information and Non-Disclosure.
          (a) The Employee agrees that he will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or its subsidiaries, or any legislative or administrative body having supervisory authority over the business of the Company or its subsidiaries) having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company (i) any proprietary or non-public information concerning any of the Company’s policies, practices and procedures; financial matters; customer and insurance agent relationships; competitive status; supplier matters; internal organizational matters; current or future plans; or other business affairs of or relating to the Company, its subsidiaries or affiliated or related parties or any of its insurance agents; (ii) any non-public personal information concerning any of the Company’s employees, or any of its insurance agents or customers; (iii) any proprietary management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, its subsidiaries or affiliated or related parties or any of its insurance agents; or (iv) any other information related to the Company, its subsidiaries or affiliated or related parties or any of its insurance agents, or any other information which the Employee should reasonably believe will be damaging to the Company, its subsidiaries or affiliated or related parties or any of its insurance agents, which has not been published and is not generally known outside of the Company. The Employee acknowledges that all of the foregoing constitutes confidential and proprietary information which is the exclusive property of the Company.
          (b) The Employee acknowledges and agrees that any breach of this Section 8 will result in immediate and irreparable harm to the Company and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of a breach by the Employee of the provisions of this Section 8, the Company shall be entitled, to the extent permitted by law, immediately to cease to pay or provide the Employee or the Employee’s beneficiaries any compensation or benefit being, or to be, paid or provided to the Employee pursuant to this Agreement and also to obtain immediate injunctive relief restraining the Employee from conduct in breach of the covenants contained in this Section 8. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages from the Employee.
     9. Breach of Agreement. The Employee agrees that if he violates any of the terms of this Agreement, the Company may pursue whatever rights it has under this Agreement, whether in law or in equity, without affecting the validity and enforceability of the Release contained in Section 5 above.
     10. Company Property, Records, Files and Equipment. The Employee at the request of the Company will return to the Company all Company property, records, files, and any other Company owned equipment in his possession.
     11. Confidentiality of Agreement. The Employee and the Company each agrees to keep confidential the terms of this Agreement, and their performance hereunder, and not disclose this information henceforth to anyone other than the United States Securities and Exchange Commission; the United States Internal Revenue Service; state or local tax authorities; the Employee’s family; and their respective attorneys, accountants and tax advisors, who also shall be bound by this confidentiality obligation. The foregoing shall not prohibit or restrict such disclosure as is required by law or may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement. Each party agrees to provide the other party with as much notice as possible that it has been requested or compelled to make disclosures, and shall use their (or their counsel’s) best efforts to ensure that if any disclosure occurs, it is done in a manner designed to maintain the confidentiality of this Agreement to the fullest extent possible.
     12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed in Pennsylvania without regard to its conflicts of laws provisions. The Company and the Employee each hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania, and to the United States District Court

for the Western District of Pennsylvania located in Erie County for any litigation arising out of, or relating to, this Agreement or the transactions contemplated hereby. Any legal action relating to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania and/or in the United States District Court for the Western District of Pennsylvania located in Erie County, and the parties irrevocably and unconditionally waive and will not plead or claim in any such court that venue is improper or that such litigation has been brought in an inconvenient forum.
     13. Waiver. The waiver by the Company or the Employee of any breach by the other party hereto of any provision of this Agreement shall not operate, or be construed as, a waiver of any other or subsequent breach by a party hereto.
     14. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations hereunder. This Agreement shall also be binding on and inure to the benefit of the Employee and his legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Employee may not delegate any of his duties, responsibilities, obligations or positions to any other person, and any such purported delegation by the Employee shall be void and of no force and effect.
     15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision shall be invalid only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     16. Notices. Any notices required or permitted to be given under this Agreement, other than written notice of revocation that is governed by Section 6(d) above, shall be sufficient if in writing, and if hand-delivered or sent by First Class, Certified or Registered U.S. Mail, postage prepaid, return receipt requested, as follows: in the case of the Employee, to his principal residence address at 928 Lord Road, Fairview, PA 16415 (or such other address the Employee notifies the Company of in writing), and in the case of the Company, to James J. Tanous, Executive Vice President, Secretary and General Counsel, 100 Erie Insurance Place, Erie, PA 16530.
     17. Entire Agreement. This Agreement constitutes the entire agreement of the Company and the Employee relating to the subject matter hereof and supersedes any obligations of the Company under any previous agreements or arrangements, except as otherwise provided in this Agreement. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. This Agreement may be executed in one or more counterparts (including by facsimile signature), all of which shall be considered one and the same instrument, and shall be fully executed when all of the counterparts have been signed by, and delivered to, each party.
     18.Headings. The descriptive headings used herein are used for convenience of reference only and shall not constitute a part of this Agreement.
     THE EMPLOYEE HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS BEEN GIVEN A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.
     THE EMPLOYEE EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE BY THE COMPANY, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.
     THE EMPLOYEE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT, KNOWINGLY AND VOLUNTARILY, AND AFTER AN OPPORTUNITY TO REVIEW ALL OF THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THE AGREEMENT WITH AN ATTORNEY OF HIS CHOOSING.
     IN WITNESS WHEREOF, George R. Lucore and Erie Indemnity Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.

WITNESS:	GEORGE R. LUCORE

/s/ Jodi L. Cole	/s/ George R. Lucore

ATTEST:		ERIE INDEMNITY COMPANY

/s/ Brian W. Bolash	By:	/s/ James J. Tanous

Brian W. Bolash Assistant Secretary		James J. Tanous Executive Vice President, Secretary and General Counsel

EXHIBIT
A
Employee’s Second Waiver and General Release
     Effective as of the date hereof, GEORGE R. LUCORE (“Employee”), for himself, his heirs, successors and assigns, and in consideration of the payments to be made by Erie Indemnity Company (the “Company”) pursuant to Section 4(b) and (d) of the Agreement between the Company and Employee dated as of January 13, 2010 (the “Agreement”), does hereby forever discharge and release the Company, and its corporate parents, subsidiaries, affiliated companies, companies with common management, ownership or control, successors, assigns, insurers and reinsurers, attorneys, and insurance agents, and all of their officers, directors, shareholders, employees, agents and representatives, in their official and individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, damages, charges, complaints, grievances, expenses, compensation and remedies which the Employee now has or may in the future have on account of, or arising out of, any matter or thing which has happened, developed or occurred before the date hereof and prior to Employee’s retirement (collectively “Claims”) including, but not limited to, all Claims arising from the Employee’s employment with the Company or any of its affiliated companies, the termination of such employment, any and all relationships or dealings between the Employee and the Company or any of the other Releasees, the termination of any such relationships and dealings, and any and all other Claims the Employee may have against the Company or any of the other Releasees. The Employee hereby waives any and all such Claims including, but not limited to, all charges or complaints that were or could have been filed with any court, tribunal or governmental agency, and any and all Claims not previously alleged including, but not limited to, any Claims under the following: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Equal Pay Act of 1963; (iii) the Age Discrimination in Employment Act (ADEA), as amended; (iv) except as otherwise provided in Section 4(f) of the Agreement, the Federal Employee Retirement Income Security Act of 1974 (ERISA), as amended; (v) the Americans With Disabilities Act (ADA), as amended; (vi) Section 806 of the Sarbanes-Oxley Act of 2002, as amended; (vii) any other federal statutes, rules, regulations, executive orders or guidelines of any description; (viii) any and all state statutes, rules, regulations, executive orders or guidelines of any description under Pennsylvania law, or the law of any other state, including, but not limited to, the Pennsylvania Human Relations Act, as amended; the Pennsylvania Equal Pay Law; the Pennsylvania Wage Payment and Collection Law; (ix) any and all local laws, rules, regulations, executive orders or guidelines of any description including, but not limited to, the Erie County Human Relations Ordinance; and (x) any rule or principle of equity or common law including, but not limited to, any Claim of defamation, conversion, interference with a contract or business relationship, any other intentional or unintentional tort, any Claim of loss of consortium, any Claim of harassment or retaliation, any claim for breach of contract or implied contract, any claim for breach of covenant of good faith and fair dealing, and any whistle-blower Claim. This release, discharge and waiver shall be hereinafter referred to as the “Release.”
     The Employee specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement of any nature whatsoever, express or implied. If any contract or agreement exists concerning the employment of the Employee by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement is hereby terminated and is null and void.
     The Employee agrees that this Release may be enforced in federal, state or local court and before any federal, state or local administrative agency or body.
     Nothing in this Release is intended to release any of the Employee’s vested retirement benefits.
     The Employee represents and warrants that the Company has encouraged and advised the Employee, prior to signing this Release, to consult with an attorney of the Employee’s choosing concerning all of the terms of this Release.
     This Release may be revoked by the Employee within seven (7) days after the date this Release is signed by the Employee, by giving written notice of revocation to the General Counsel of the Company. This Release shall not become effective or enforceable until the revocation period has expired, and the consideration provided in Section 4(b) and (d) of the Agreement shall not be made until after the revocation period has expired with no revocation.
     The Employee represents and warrants that the Company has given the Employee a reasonable period of time, of at least twenty-one (21) days, for the Employee to consider all the terms of this Release and for the purpose of consulting with an attorney if the Employee so chooses. If this Release has been executed by the Employee prior to the end of the twenty-one (21) day period, the Employee represents that he has freely and willingly elected to do so.
     This Release provides the Employee sums and benefits to which he is not otherwise entitled as an employee of the Company.
     In Witness Whereof, the Employee has signed this Release as of the 5 day of October 2010.

EMPLOYEE

/s/ George R. Lucore George R. Lucore

Witnessed:	/s/ William D. Gheres

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